EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Net Income of $3.1 million, or $0.28 Per Diluted Share, in First Quarter 2007

HOUSTON, April 26, 2007 (PRIME NEWSWIRE) -- MetroCorp Bancshares, Inc. (Nasdaq:MCBI), a Texas corporation which provides community banking services through its subsidiaries, MetroBank, N.A., serving Houston and Dallas, Texas, and Metro United Bank ("Metro United"), serving San Diego, Los Angeles and San Francisco, California, today announced net income of $3.1 million for the first quarter of 2007 down approximately 4.4% compared with $3.2 million for the same quarter in 2006, primarily as a result of rapid expansion in California. Diluted earnings per share for the first quarter of 2007 were $0.28 compared with $0.29 for the first quarter of 2006.

 First Quarter Highlights
 ------------------------

  * Total loans increased 13.5% compared with year end 2006
    (annualized 54.0%) to a record high of $1.06 billion

  * Total deposits also increased to record high of $1.09 billion

  * Net nonperforming assets declined by $1.6 million during first quarter and was further reduced by $914,000 in April after the quarter ended, resulting in a 27.3% decrease compared with year end 2006

  * Net interest margin, as a result of strong loan growth, climbed from 4.61% in the fourth quarter 2006 to 4.64%

  * Net interest income before provision for loan losses reached a record high of $13.6 million during the first quarter

  * Offices in San Mateo and City of Industry, California became full-service branches during first quarter of 2007

  * San Francisco loan production office is in operation and the full-service branch is scheduled to open in second quarter

George M. Lee, President and CEO of MetroCorp Bancshares, Inc. stated, "Our first quarter results continued to reflect positive momentum of the Company's execution of its strategic plan. Average earning assets grew from $1.06 billion at the end of the first quarter of 2006 to $1.19 billion at the end of the first quarter of 2007, and total assets grew from $1.14 billion to $1.28 billion at the same comparative dates. Total loans grew 13.5% from December 31, 2006 (an annualized rate of 54.0%) and 27.9% compared with total loans at March 31, 2006. The trend of asset quality improvements continued to be on course, and the resolution of significant nonperforming assets during the first quarter of 2007 was encouraging. Net nonperforming assets decreased from $9.3 million at December 31, 2006 to $7.7 million at March 31, 2007, and further declined to $6.8 million in April subsequent to quarter end. As a result, net nonperforming assets to total assets declined from 0.74% at December 31, 2006 to 0.60% at quarter end. Had the subsequent reduction occurred in the first quarter, the ratio would have further declined to 0.53% as of March 31, 2007. The allowance for loan losses to net nonperforming loans increased from 173.6% at December 31, 2006 to 236.3% at March 31, 2007.

"Management continues to invest in expanding the branch network to better serve our customers, while improving efficiency through technology upgrades and integration. As a result of our expansion in California, Texas and the opening of our representative office in China, our noninterest expenses increased 7.5% or $714,000 compared with the first quarter of 2006. The increase primarily resulted from increased salary and benefits expense, as well as occupancy and equipment expenses associated with our new branches in California. Management continued to focus on improving efficiency and as a result, other noninterest expenses declined 6.3% compared with the same quarter last year.

"We are pleased with the first quarter results and are confident that as the fundamentals of our strategic plan gain traction we can expect sustainable production, market expansion and efficiency improvements."

Interest income and expense. Interest income for the three months ended March 31, 2007 was $23.6 million, up approximately $4.1 million or 20.9% compared with $19.5 million for the same period in 2006. The increase in interest income for the three months ended March 31, 2007 was due primarily to strong loan growth and increases in average yield.

Average earning assets grew during the first quarter 2007 compared with the same period in 2006. Average total loans increased 20.8% to $933.8 million in the first quarter of 2007 compared with $772.9 million for the first quarter of 2006. The yield on average earning assets for the first quarter of 2007 increased to 8.03% compared with 7.44% for the first quarter of 2006. The increase was primarily due to new loan growth. The Company's loan portfolio is comprised predominately of variable and adjustable rate loans.

Interest expense for the three months ended March 31, 2007 was $10.0 million, up approximately $3.2 million or 46.9% compared with $6.8 million for the same period in 2006. Interest expense increased for the three months ended March 31, 2007 primarily due to growth in interest-bearing deposits and increases in interest rates paid on deposits. Average interest-bearing deposits were $872.0 million for the first quarter of 2007 compared with $773.5 million for the first quarter of 2006, an increase of 24.7%. The cost of interest-bearing liabilities for the first quarter of 2007 was 4.33% compared with 3.29% for the first quarter of 2006. The increase in cost reflected a higher volume of interest-bearing deposits and higher interest expense paid on interest-bearing deposits, especially on the renewal of time deposits.

The net interest margin for the three months ended March 31, 2007 was 4.64%, down from 4.86% for the same period in 2006. The decrease in net interest margin for the three months ended March 31, 2007 was primarily the result of higher interest rates incurred on interest-bearing deposits, which increased to 4.24% compared with 3.12% for the same period in 2006. For the three months ended March 31, 2007, the yield on average earning assets increased 59 basis points, which was offset by an increase in the cost of average earning assets of 81 basis points.

Net interest income before the provision for loan losses for the three months ended March 31, 2007 reached a record high of $13.6 million, up approximately $891,000 or 7.0% compared with $12.7 million for the same period in 2006.

Noninterest income and expense. Noninterest income for the three months ended March 31, 2007 was $1.7 million, down approximately $253,000 or 13.2% compared with the same period in 2006. The decrease in noninterest income was primarily due to a decrease in service fees. Service fees decreased as a result of fewer NSF service charges, an increase in the earnings credit on commercial demand deposit accounts, and a reduction in check cashing fees.

Noninterest expense for the three months ended March 31, 2007 was $10.2 million, up approximately $714,000 or 7.5% compared with $9.5 million for the same period in 2006 primarily due to an increase in salary and benefits expense and an increase in occupancy and equipment expense.

Salaries and benefits expense for the three months ended March 31, 2007 was $5.7 million, up $456,000 compared with $5.3 million for the same period in 2006. The increase was primarily due to an increase in personnel at Metro United, and an increase in share-based compensation expense of $202,000 related to stock options granted and vested during the first quarter of 2007.

Occupancy and equipment expense for the three months ended March 31, 2007 was $2.0 million up $426,000 or 27.6% compared with $1.5 million for the same period in 2006. The increase was primarily due to the increase of new branches in California and in Texas, and the opening of the representative office in China during the fourth quarter of 2006.

Other noninterest expense for the three months ended March 31, 2007 was $2.5 million, down $167,000 compared with $2.6 million for the same period in 2006. The decrease was primarily due to a decrease in legal fees, which were higher in 2006 due to growth in California, and a decrease in accounting fees.

Provision for loan losses. The provision for loan losses for the three months ended March 31, 2007 was $137,000, a $121,000 decrease compared with $258,000 for the same period in 2006. The decrease was primarily due to an improvement in asset quality as indicated by a 43.8% decline in net nonperforming assets from $13.7 million at March 31, 2006 to $7.7 million at March 31, 2007. The ratio of the allowance for loan losses to net nonperforming loans increased from 145.88% at March 31, 2006 to 236.25% at March 31, 2007. The allowance for loan losses as a percent of total loans at March 31, 2007 and December 31, 2006 was 1.18% and 1.29%, respectively.

Net recoveries for the three months ended March 31, 2007 were $327,000 compared with net recoveries of $302,000 for the same period in 2006. Net recoveries for the three months ended March 31, 2007 were primarily the result of a recovery of approximately $503,000 on a loan secured by an office building, partially offset by $224,000 in write-downs of two commercial loans.

Asset Quality. Total nonperforming assets decreased $1.9 million from $12.2 million at December 31, 2006 to $10.3 million at March 31, 2007. The decrease was primarily due to a loan payoff of $2.7 million; the addition of a $1.3 million loan secured by a retail center; and other loan payments of approximately $230,000.

In April 2007, a payment of $1.5 million was received for settlement of the debt on a shrimp processing business. This payment further reduced nonperforming assets by an additional $914,000 and resulted in a recovery of approximately $586,000. With this reduction, net nonperforming assets declined to approximately $6.8 million. Had this payment occurred during the first quarter, the ratio of net nonperforming assets to total assets would have been reduced to 0.53% at March 31, 2007.

At March 31, 2007, total nonperforming assets consisted of $7.4 million in nonaccrual loans, $250,000 in accruing loans that were 90 days or more past due, and $2.7 million in other real estate. Net nonperforming assets, which are total nonperforming assets net of the portion of loans guaranteed by the Small Business Administration, the Export Import Bank of the United States, or the Overseas Chinese Community Guaranty Fund, at March 31, 2007, were $7.7 million compared with $9.3 million at December 31, 2006. Approximately $4.2 million of such nonaccrual loans are collateralized by real estate, which represented 57.2% of total nonaccrual loans at March 31, 2007. While future deterioration in the loan portfolio is possible, management is continuing its risk assessment and resolution program.

Management conference call. On Friday, April 27, 2007, the Company will hold a conference call at 10:00 a.m. Central (11:00 a.m. Eastern) to discuss the first quarter 2007 results. A brief management presentation will be followed by a question and answer period. To participate by phone, U.S. callers may dial 1.877.407.8291 (International callers may dial 1.201.689.8345) and ask for the MetroCorp conference. The call will be webcast by Thomson/CCBN and can be accessed at MetroCorp's web site at www.metrobank-na.com. An audio archive of the call will be available approximately one hour after the call and will be accessible at www.metrobank-na.com in the Investor Relations section.

MetroCorp Bancshares, Inc. provides a full range of commercial and consumer banking services through its wholly owned subsidiaries, MetroBank, N.A. and Metro United Bank. The Company has 13 full-service banking locations in the greater Houston, and Dallas, Texas metropolitan areas, and five full service banking locations in the greater San Diego, Los Angeles and San Francisco, California metropolitan areas and one loan production office in San Francisco, California. As of March 31, 2007, the Company had consolidated assets of $1.3 billion. For more information, visit the Company's web site at www.metrobank-na.com.

The MetroCorp Bancshares Inc. logo is available at http://www.primezone.com/newsroom/prs/?pkgid=2894

The statements contained in this release that are not historical facts may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe the Company's future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the Company's control. Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) general business and economic conditions in the markets the Company serves may be less favorable than expected which could decrease the demand for loan, deposit and other financial services and increase loan delinquencies and defaults; (2) changes in the interest rate environment which could reduce the Company's net interest margin; (3) changes in management's assumptions regarding the adequacy of the allowance for loan losses; (4) legislative or regulatory developments including changes in laws concerning taxes, banking, securities, insurance and other aspects of the financial securities industry; (5) the effects of competition from other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the Internet; (6) changes in accounting principles, policies or guidelines; and (7) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the market place. All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in the Company's reports and other documents filed with the Securities and Exchange Commission.

                      MetroCorp Bancshares, Inc.
          (In thousands, except share and per share amounts)
                              (Unaudited)

                                               March 31,   December 31,
 Consolidated Balance Sheets                     2007          2006
 ---------------------------                  ----------    ----------
                      Assets

 Cash and due from banks                      $   25,955    $   25,709
 Federal funds sold and other short-term
  investments                                     24,466       125,649
                                              ----------    ----------
   Total cash and cash equivalents                50,421       151,358
 Securities available-for-sale, at fair value    174,685       181,544
 Other investments                                 4,971         4,931
 Loans, net of allowance for loan losses of
  $11,900 and $11,436 respectively               994,378       875,120
 Accrued interest receivable                       6,110         5,841
 Premises and equipment, net                       7,914         7,585
 Goodwill                                         21,827        21,827
 Core deposit intangibles                          1,016         1,103
 Customers' liability on acceptances               4,683         7,693
 Foreclosed assets, net                            2,657         2,747
 Other assets                                      9,028         8,685
                                              ----------    ----------
    Total assets                              $1,277,690    $1,268,434
                                              ==========    ==========

                  Liabilities and
                Shareholders' Equity

 Deposits:
    Noninterest-bearing                       $  201,772    $  208,750
    Interest-bearing                             888,978       872,914
                                              ----------    ----------
      Total deposits                           1,090,750     1,081,664
 Junior subordinated debentures                   36,083        36,083
 Other borrowings                                 25,802        26,316
 Accrued interest payable                          1,774         1,822
 Acceptances outstanding                           4,683         7,693
 Other liabilities                                 9,238         8,908
                                              ----------    ----------
    Total liabilities                          1,168,330     1,162,486
 Commitments and contingencies                        --            --
 Shareholders' Equity:
   Common stock, $1.00 par value,
    50,000,000 shares authorized;
    10,994,965 shares issued and
    10,955,669 shares and 10,946,135 shares
    outstanding at March 31, 2007 and
    December 31, 2006 respectively                10,995        10,995
   Additional paid-in-capital                     26,294        25,974
   Retained earnings                              74,435        71,783
   Accumulated other comprehensive loss           (2,054)       (2,421)
   Treasury stock, at cost                          (310)         (383)
                                              ----------    ----------
      Total shareholders' equity                 109,360       105,948
                                              ----------    ----------
      Total liabilities and shareholders'
       equity                                 $1,277,690    $1,268,434
                                              ==========    ==========
 Nonperforming Assets and
  Asset Quality Ratios
 Nonaccrual loans                             $    7,383    $    9,414
 Accruing loans 90 days or more past due             250            29
 Other real estate ("ORE")                         2,657         2,747
                                              ----------    ----------
 Total nonperforming assets                       10,290        12,190
 Less nonperforming loans guaranteed by the
  SBA, Ex-Im Bank, or the OCCGF                   (2,596)       (2,857)
                                              ----------    ----------
 Net nonperforming assets                     $    7,694    $    9,333
                                              ==========    ==========

 Net nonperforming assets to total assets           0.60%         0.74%
 Net nonperforming assets to total loans
  and ORE                                           0.76%         1.05%
 Allowance for loan losses to total loans           1.18%         1.29%
 Allowance for loan losses to net
  nonperforming loans                             236.25%       173.64%
 Net charge-offs/(recoveries) to total loans       (0.03)%        0.26%
 Net charge-offs/(recoveries)                 $     (327)   $    2,344
 Total loans to total deposits                     92.26%        81.96%

 Total loans                                  $1,006,278    $  886,556
 Allowance for loan losses                    $   11,900    $   11,436

                      MetroCorp Bancshares, Inc.
               (In thousands, except per share amounts)
                              (Unaudited)

                                             For the three months
                                                 ended March 31
                                            -------------------------
                                               2007           2006
                                            ----------     ----------
 Average Balance Sheet Data
 --------------------------
 Total assets                               $1,261,546     $1,132,457
 Securities                                    182,795        231,155
 Total loans                                   933,829        772,913
 Allowance for loan losses                     (11,641)       (13,811)
 Net loans                                     922,188        759,102
 Total interest-earning assets               1,192,100      1,064,479
 Total deposits                              1,074,235        962,253
 FHLB and other borrowings                      62,778         62,742
 Total shareholders' equity                    108,143         94,617

 Income Statement Data
 ---------------------
 Interest income:
   Loans                                    $   20,621     $   16,423
   Securities:
     Taxable                                     1,864          2,209
     Tax-exempt                                     85            206
   Federal funds sold and other
    short-term investments                       1,036            693
                                            ----------     ----------
        Total interest income                   23,606         19,531
 Interest expense:
    Time deposits                                7,601          5,027
    Demand and savings deposits                  1,525            916
    Other borrowings                               844            843
                                            ----------     ----------
        Total interest expense                   9,970          6,786
 Net interest income                            13,636         12,745
 Provision for loan losses                         137            258
                                            ----------     ----------
 Net interest income after provision
  for loan losses                               13,499         12,487
 Noninterest income:
    Service fees                                 1,216          1,461
    Other loan-related fees                        177            211
    Letters of credit commissions and fees         204            171
    Other noninterest income                        69             76
                                            ----------     ----------
        Total noninterest income                 1,666          1,919
 Noninterest expense:
    Salaries and employee benefits               5,746          5,290
    Occupancy and equipment                      1,970          1,544
    Foreclosed assets, net                          42             43
    Other noninterest expense                    2,467          2,634
                                            ----------     ----------
        Total noninterest expense               10,225          9,511
 Income before provision for income taxes        4,940          4,895
 Provision for income taxes                      1,850          1,664
                                            ----------     ----------
 Net income                                 $    3,090     $    3,231
                                            ==========     ==========
 Per Share Data
 --------------
 Earnings per share - basic                 $     0.28     $     0.30
 Earnings per share - diluted                     0.28           0.29
 Weighted average shares outstanding:
    Basic                                       10,953         10,868
    Diluted                                     11,163         11,030
  Dividends per common share                $     0.04     $     0.04

 Performance Ratio Data
 -----------------------
 Return on average assets                         0.99%          1.16%
 Return on average shareholders' equity          11.59%         13.85%
 Net interest margin                              4.64%          4.86%
 Efficiency ratio                                66.82%         64.86%
 Equity to assets (Average)                       8.57%          8.36%

CONTACT:  MetroCorp Bancshares, Inc., Houston
          George Lee, President & CEO
            (713) 414-3656
          David Choi, EVP/Chief Financial Officer
            (713) 414-3768